Exhibit 21

Subsidiaries of Hudson Global, Inc.

Subsidiary	State or jurisdiction of incorporation	Percentage owned
Hudson RPO (Aust) Pty Ltd	Australia	100%
Hudson Global Resources Belgium NV	Belgium	100%
Hudson Global Recursos Humanos Ltda	Brazil (a)	100%
James Botrie and Associates, Inc.	Canada	100%
Tenpath Tech Pros ULC	Canada	100%
Hudson RPO (Shanghai) Limited	China	100%
Hudson COIT, Inc.	Delaware	100%
Karani, LLC	Delaware	100%
247Hire LLC (formerly known as 247 Talent, LLC and Tenpath, LLC)	Delaware	100%
Hudson Highland Group Holdings International, LLC	Delaware (a)	100%
Hudson RPO Holdings LLC	Delaware	100%
Hudson RPO Germany GmbH	Germany	100%
Hudson RPO (Hong Kong) Limited	Hong Kong	100%
Hudson RPO (India) Private Limited (formerly known as Hudson Talent Management (India) Private Limited)	India	100%
247Hire India Private Limited (formerly known as Tenpath Solutions Private Limited)	India	100%
Hunt & Badge Consulting Private Limited	India	100%
Hudson RPO (Ireland) Limited	Ireland	100%
Hudson RPO (NZ) Limited	New Zealand	100%
Hudson Global Resources Management, Inc.	Pennsylvania	100%
Hudson RPO Philippines Inc.	Philippines	100%
Hudson Recruitment Inc.	Philippines (b)	25%
Hudson RPO Sourcing Inc.	Philippines	100%
Tenpath Global Solutions Inc	Philippines	100%
Hudson RPO (Singapore) Pte Limited	Singapore	100%
Hudson Global Resources (Singapore) Pte Ltd	Singapore	100%
Hudson Global Resources Switzerland AG	Switzerland	100%
Hudson RPO Middle East LLC	United Arab Emirates (b)	—%
Hudson RPO Limited	United Kingdom	100%

Listed above are certain directly or indirectly owned Hudson Global, Inc. subsidiaries included in the Consolidated Financial Statements of Hudson Global, Inc. Unlisted subsidiaries, considered in the aggregate, do not constitute a significant subsidiary.

(a) Dormant entity
(b) Controlling interest